Exhibit 99.1

for immediate release
Nicole Culbertson
(650) 849-1649

Essex Announces First Quarter 2011 Earnings Results and
Increases 2011 Guidance

Palo Alto, California – May 4, 2011 - Essex Property Trust, Inc. (NYSE:ESS) announces its first quarter 2011 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended March 31, 2011, totaled $48.5 million or $1.44 per diluted share compared to $45.7 million, or $1.46 per diluted share for the quarter ended March 31, 2010.  The Company’s FFO, excluding non-core items, totaled $44.3 million, or $1.31 per diluted share for the quarter ended March 31, 2011, compared to $40.2 million or $1.28 per diluted share for the quarter ended March 31, 2010.  Net income available to common stockholders for the quarter ended March 31, 2011 totaled $8.4 million or $0.27 per diluted share compared to $13.1 million, or $0.45 per diluted share for the quarter ended March 31, 2010.

A reconciliation of FFO for non-core items can be found on page S-3 in the Company’s Supplemental Financial Information package.

Michael J. Schall, President and Chief Executive Officer, stated, “During the first quarter, we experienced substantial improvement in operating conditions in all coastal markets.  Market rents for the portfolio increased 9.2%, increasing the loss-to-lease on the portfolio to 4.1% in the first quarter, versus 2.6% in the fourth quarter.  The percentage increase on new leases, versus expiring leases, improved from 1.5% in the fourth quarter to 3.5% in the first quarter.  Given fewer lease expirations in the first quarter, the positive impact of this momentum is less apparent in our operating results.  With new lease rates increasing 5.9%, versus expiring leases, for our portfolio in April, we are well positioned for attractive rental growth as we approach the peak summer leasing season.  As a result of the improved operating conditions, we have increased the midpoint of our FFO guidance for 2011 from $5.50 to $5.60 per diluted share.”

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended March 31, 2011 compared to March 31, 2010:

	Q1 2011 compared to Q1 2010
	Revenues	Expenses	NOI
Southern California	1.5%	2.1%	1.2%
Northern California	2.4%	-1.1%	4.2%
Seattle Metro	0.6%	3.0%	-0.8%
Same-property average	1.6%	1.3%	1.9%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended March 31, 2011 versus the quarter ended December 31, 2010:

	Q1 2011 compared to Q4 2010
	Revenues	Expenses	NOI
Southern California	1.0%	-2.1%	2.6%
Northern California	1.7%	-3.7%	4.6%
Seattle Metro	2.0%	-7.5%	8.6%
Same-property average	1.4%	-3.5%	4.1%

Same-property financial occupancies for the quarters ended are as follows:

	3/31/11	12/31/10	3/31/10
Southern California	96.5%	96.5%	97.0%
Northern California	97.1%	96.5%	98.1%
Seattle Metro	97.1%	95.8%	97.9%
Same-property average	96.8%	96.4%	97.5%

acquisitions

In March, the Company acquired Santee Village, a 73-unit vacant condominium community located in downtown Los Angeles for $17.0 million. This community is adjacent to Santee Court apartments which the Company acquired in 2010.  The community is currently under development and the Company expects to spend an additional $4.5 million in capital improvements prior to initial occupancy which is expected to occur in July. Unit amenities feature stainless steel appliances, granite countertops, polished concrete floors, and washer and dryer.  The community is located near the Staples Center, L.A. Live and the financial district.

In late March, the Company purchased Family Tree Apartments, a 121-unit garden-style community located in Santa Clara, California for $31.4 million. The property consists of ten 2-story buildings with a mix of one, two and three bedroom units. The Company intends to renovate the exterior of the community at an estimated cost of $2.5 million.  Amenities at the property include a swimming pool, preschool, clubhouse and two playgrounds.  Centrally located in Santa Clara, the community provides residents easy access to employers in Silicon Valley.

Development

The Company entered into a development joint venture with a partner that contributed land located in the Lower Queen Anne district of downtown Seattle, Washington in exchange for a 50 percent interest in the venture and the Company contributed $17.0 million in cash.  The property is entitled for 235-units and 17,000 square feet of ground-floor retail, and the development will feature an urban design and unit mix similar to Essex’s recently completed Joule development.  Community amenities consist of a fitness center, resident lounge, rooftop decks and a courtyard area. The property is adjacent to the Seattle Center and the Key Arena and features a variety of shopping and dining options within walking distance.  Demolition at the site began in April with initial occupancy expected in April 2013.  The expected total project cost is $79.1 million.

The Company also approved and completed the entitlement process for its Cadence site, a three-phase development consisting of 761 units located in San Jose, California.  Amenities at the community will include an expansive pool and spa area, fitness center featuring a yoga room and a spin room, game room and barbecue areas.  Initial construction is expected to commence in the third quarter with initial occupancy of the first phase in the second quarter of 2013.  The expected total project cost for the 280 units in Phase I is $98.6 million.

In April, the Company entered into a development joint venture with the land owner of a 12.6-acre site located in Santa Clara for an 85 percent interest in the venture.  The Company has an option to purchase the remaining 15 percent interest at a fixed price. The Company plans to entitle the 7.6-acre mixed-use site for 494-units, and an adjacent 5-acre parcel for retail.  The joint venture partner has an option to purchase the retail parcel.

The first phase of the Via development, a 284-unit community located in Sunnyvale, California, will be delivered this summer, six months ahead of schedule.  Pre-leasing efforts will commence in May, and the second and third phases of the development are expected to be delivered by the end of the third and fourth quarters, respectively.

Leasing Activity

The Company has three development properties in lease-up during the first quarter: 1) Essex Skyline at MacArthur Place, a 349-unit condominium property being operated as a rental community, located in Santa Ana, California which is currently 94% leased and 90% occupied, 2) Allegro, a 97-unit condominium property being operated as a rental community, located in Valley Village district of Los Angeles which is currently 86% leased and 76% occupied, and 3) Muse, a 152-unit community located in North Hollywood which commenced initial occupancy in February 2011 and is currently 56% leased and 41% occupied.

The 2010 acquisitions of Anavia, 416 Broadway, and Santee Court achieved stabilized occupancy during the first quarter of 2011, and the properties are currently 96%, 98%, and 95% occupied, respectively.

Redevelopment

During the first quarter, the Company began redevelopment at Thomas Jefferson, a 156-unit community in Sunnyvale, California.  The property, which was built in 1963, will undergo extensive exterior and interior renovation to improve the appeal of the community in the local market. Exterior renovations will include the installation of new siding, window replacement, door replacement, the construction of a dog park as well as new roofing and landscaping.  Interior unit upgrades will include the addition of a washer and dryer in each unit, and new cabinets and appliances.  Existing laundry rooms will be converted into rental storage areas for residents. The total project cost is $9.1 million, with $8.0 million that remains to be expended.

Liquidity and Balance Sheet

Marketable Securities

During the first quarter, the Company sold $26.8 million of marketable securities for a gain of $4.5 million.

Preferred Equity Investments

During the quarter, the Company invested $9.7 million as preferred equity in two apartment communities located in downtown Los Angeles.  Each investment has a ten year term and the preferred return is a fixed rate of 9% for five years increasing to a minimum of 10% and a maximum of 12.5% thereafter.

Unsecured Bonds

On March 31, 2011, the Company issued $150 million of unsecured bonds at 4.36% through a private placement with a maturity date of March 2016.  The proceeds from the bond offering were used primarily to repay a portion of the $275 million unsecured line of credit and the Joule construction loan of $48.5 million.

Mortgage Notes Payable

In February, the Company entered into a 10-year $32.0 million loan secured by the Waterford Apartments at a fixed rate of 5.4%, and the Company settled $20 million in forward-starting swaps for a $2.3 million payment to the counterparty, which increased the effective rate on the loan to 6.2%.  The Company has no forward-starting swap contracts outstanding as of the end of the quarter.

Common Stock, Preferred Stock and Preferred Units

During the quarter, the Company sold 326,642 shares of common stock for $38.4 million, net of commissions, at an average price of $119.04, and during April the Company sold 157,711 shares of common stock for $19.5 million, net of commissions, at an average price of $125.20.

During April, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H”) at a price of $25.00 per share for net proceeds of $71.4 million, net of fees and commissions.  The Series H has no maturity date and generally may not be called by the Company before April 13, 2016.  Net proceeds from the Series H offering were used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Units of Essex Portfolio, L.P. with a par value of $80.0 million.

Guidance

The Company is increasing its full-year 2011 FFO guidance from a range of $5.35 to $5.65 per diluted share to $5.50 to $5.70 per diluted share.  The Company is increasing the guidance for same-property revenue to 4.2% from its original estimate of 3.5% for 2011, due primarily to higher than expected new lease rates for first quarter of 2011 and April 2011.  See S-13 for the assumptions used to calculate the midpoint of revised 2011 FFO guidance of $5.60 per diluted share.

During April 2011, contractual and effective rental rates (contractual rent plus amortization of rent concessions over the lease term) increased approximately 5.9% for new leases compared to the expiring leases, and approximately 4.3% respectively for renewal leases compared to the expiring leases for the Company’s portfolio of apartment communities.  Contractual rental rates for new leases and renewal leases compared to the expiring leases for the month of April 2011 were as follows:

	New Leases	New Leases Total Units	Renewals	Renewals Total Units
Southern California	3.5%	437	3.0%	572
Northern California	8.3%	294	6.4%	338
Seattle Metro	8.5%	184	4.3%	297
Portfolio average	5.9%	915	4.3%	1,207

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, May 5, 2011 at 10:00 a.m. PST (1:00 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.
A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 371020. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. The Company currently has ownership interests in 149 apartment communities (30,343 units), and has 912 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended March 31, 2011 and 2010.

	Three Months Ended March 31,
Funds from Operations (In thousands)	2011	2010
Net income available to common stockholders	$8,418	$13,127
Adjustments:
Depreciation and amortization	37,031	30,487
Noncontrolling interest and co-investments	3,070	2,129
Funds from Operations	48,519	45,743

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2011 FFO per diluted share, and statements and estimates set forth under the captions “Acquisitions”, “Development”, and “Redevelopment” on pages 2 and 3 of this press release regarding construction completion, project costs, and initial occupancy dates and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, construction completion, initial occupancy and stabilization of property development  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2010.